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                                                                  April 16, 2001

Metlife, Inc.
One Madison Avenue
New York, New York 10010


Ladies and Gentlemen:

I am the Senior Executive Vice- President and General Counsel of MetLife, Inc., a Delaware corporation (the "Company"). I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), relating to 38,323,333 shares of the Company's common stock, par value $.01 per share (the "Shares") to be issued pursuant to the MetLife, Inc. 2000 Stock Incentive Plan, the MetLife, Inc. 2000 Directors Stock Plan, the MetLife Deferred Compensation Plan for Senior Officers, MetLife Deferred Compensation Plan for Officers, the MetLife Individual Business Special Deferred Compensation Plan, the Metropolitan Life Auxiliary Savings and Investment Plan, the Auxiliary Savings and Investment Plan of Participating Metropolitan Affiliates and the Supplemental Auxiliary Savings and Investment Plan of Participating Metropolitan Affiliates (collectively, the "Plans").

I or other in-house attorneys for the Company over whom I exercise general supervisory authority have reviewed such documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the limitations, assumptions, qualifications and exceptions set forth herein, I am of the opinion that, when issued in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York and I do not express an opinion herein concerning any laws other than the laws of the United States of America and the General Corporation Law of the State of Delaware.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                         /s/ Gary A. Beller
                                        ----------------------
                                        Name:    Gary A. Beller
                                        Title:   Senior Executive Vice-President
                                                 and General Counsel